Exhibit No. 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of United Retail Group, Inc. of our reports dated April 7, 2006 on our audits of the consolidated financial statements of United Retail Group, Inc. and subsidiaries as of January 28, 2006 and for the year then ended, United Retail Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of United Retail Group, Inc. included in its Annual Report on Form 10-K for the year ended January 28, 2006.

/s/EISNER LLP

Eisner LLP

New York, New York

December 19, 2006